Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Psychemedics Corporation, a Delaware corporation (the “Company”);

WHEREAS, 3K Limited Partnership, the Peter H. Kamin Revocable Trust dated February 2003, the Peter H. Kamin Childrens Trust dated March 1997, Peter H. Kamin (together, “3K”), G3 Investment Holdings, LLC, Darius G. Nevin and Kathryn M. Benesh wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2022 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2022 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 6th day of May 2022 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       So long as this agreement is in effect, each of the undersigned shall provide written notice to 3K and Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than four (4) hours after each such transaction. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies for the election of the persons nominated by 3K to the Board at the 2022 Annual Meeting, (ii) taking such other actions as the parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.       3K shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.       Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be as directed by 3K.

6.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this agreement.

7.       This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.       This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.       Any party hereto may terminate its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by email or fax to Andrew Freedman at Olshan (Email: afreedman@olshanlaw.com; Fax: (212) 451-2222).

10.       Each party acknowledges that Olshan shall act as counsel for both the Group and 3K relating to their investment in the Company.

11.       Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

3K Limited Partnership

By:	/s/ Peter H. Kamin
	Name:	Peter H. Kamin
	Title:	General Partner

Peter H. Kamin Revocable Trust dated February 2003

By:	/s/ Peter H. Kamin
	Name:	Peter H. Kamin
	Title:	Trustee

Peter H. Kamin Childrens Trust dated March 1997

By:	/s/ Peter H. Kamin
	Name:	Peter H. Kamin
	Title:	Trustee

/s/ Peter H. Kamin
Peter H. Kamin

G3 Investment Holdings, LLC

By:	/s/ Darius G. Nevin
	Name:	Darius G. Nevin
	Title:	Member

/s/ Darius G. Nevin
Darius G. Nevin

/s/ Kathryn M. Benesh
Kathryn M. Benesh